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                                                                    EXHIBIT (22)
                              SUBSIDIARIES OF UCB

                                NAME                                   STATE OF INCORPORATION
United Carolina Bank                                                       North Carolina
United Carolina Bank of South Carolina                                     South Carolina

     Names of other subsidiaries of UCB are omitted, which if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary of UCB as of the end of the year covered by this report.
                                       78
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